EXHIBIT 99.1

Contact:

Richard P. Burgoon, Jr.

Chief Executive Officer

1-858-695-8232

Aeolus Pharmaceuticals, Inc. Announces

Strategic Enhancement of Management Team

John L. McManus joins Aeolus as President; Merchant-Taylor International, Inc. retained for strategic regulatory activities; McManus & Co., Inc. retained for accounting and administrative services.

RESEARCH TRIANGLE PARK, N.C., June 21, 2005 /PRNewswire/ — Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB), a developer of a potential new class of disease-modifying compounds that have evidenced efficacy in pre-clinical models of central nervous system diseases and disorders and oncology, today announced the following:

John L. McManus Joins Aeolus as President.

“I am very pleased to announce the addition of John McManus to our executive team as President of Aeolus Pharmaceuticals, effective June 20, 2005,” stated Richard P. Burgoon, Jr., Chief Executive Officer of Aeolus. Mr. Burgoon further noted that, “John’s professional experiences both in and out of the biopharmaceutical industry, as well as his extensive connections and interactions with the Wall Street investment community, have provided John with an incredible breadth of knowledge and experience with respect to financial strategic initiatives. His strong business acumen will be very helpful to the Aeolus team as we continue to strategically move the Company forward.” Mr. McManus, who received his degree in business administration from the University of Southern California in 1986, is the founder and president of McManus Financial Consultants, Inc., which provides strategic, financial and investor relations advice to senior managements and boards of directors of public companies, including advice on mergers and acquisitions. These companies have a combined value of over $25 billion. In addition, Mr. McManus previously served as Vice President, Finance and Strategic Planning to Spectrum Pharmaceuticals, Inc. (NasdaqNM: SPPI) where he had primary responsibility for restructuring Spectrum’s operations and finances, including the design of strategic and financial plans to enhance Spectrum’s corporate focus, and leading the successful implementation of these plans. The implementation of these plans led to an increase in Spectrum’s market value from $1 million to more than $125 million at the time of Mr. McManus’ departure.

Merchant-Taylor International, Inc. Retained for Strategic Regulatory Activities.

The Company also announced that it has retained Merchant-Taylor International, Inc. (www.merchant-taylor.com) of Encinitas, California to provide strategic guidance and regulatory services with respect to clinical advancement of AEOL 10150 and other Company compounds as they are moved towards clinical development. “We are pleased to have secured the services of Bruce Merchant, M.D., Ph.D. and Jim Taylor, Ph.D. to provide us with their collective experiences working on behalf of a multitude of clients in the pharmaceutical and biotechnology communities. The management team is looking forward to benefiting from Bruce and Jim’s strategic oversight and assistance as we move AEOL 10150 through completion of our intended clinical studies, as well as other Aeolus compounds that we are advancing through pre-clinical analysis with an expectation of clinical development,” noted Mr. Burgoon. Merchant-Taylor has begun assuming all of the regulatory responsibilities previously handled by Dr. Shayne Gad. Dr. Gad has resigned as President of the Company effective June 20, 2005. He will also be resigning from his regulatory consulting duties on behalf of the Company upon completion of the single-dose clinical evaluation of Aeolus’ lead compound, AEOL 10150, to pursue consulting activities for other companies.

McManus & Co., Inc. Retained for Accounting and Administrative Activities.

The Company additionally announced that the contract for Richard W. Reichow, who served as Executive Vice President, Chief Financial Officer and Secretary for Aeolus, has not been renewed, effective June 16, 2005. “We wish Rich success in his future professional endeavors and thank him for his dedication and service to Aeolus,” stated Mr. Burgoon. “Our commitment to investors is to primarily focus our financial resources on the development and clinical evaluation of promising candidates from the 200 proprietary compounds that have been discovered by the Company over the past ten years, rather than spending on infrastructure enhancement and early-stage research. Consistent with this objective and our goal of successfully functioning as a semi-virtual company, we have retained McManus & Co., Inc. of Laguna Niguel, California to provide services on behalf of the Company in certain areas, including: audit coordination, facilitation and administration; shareholder services; accounting; legal coordination; and financial statement preparation and reporting.” Mr. Burgoon further noted that “we expect that the anticipated cost savings generated by this relationship will be utilized to further the development of our portfolio of proprietary compounds.” In connection with the retention of McManus & Co., Michael McManus, Executive Vice President to McManus & Co., shall serve as Chief Accounting Officer and Treasurer for the Company. Prior to joining McManus & Co., Mr. McManus spent six years working for Price Waterhouse as an audit manager serving health care and financial services companies. Mr. McManus is a retired Certified Public Accountant and holds a B.S. in Accounting from the University of Southern California.

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. On March 29, 2005, Aeolus announced the interim results from its Phase I single dose study of AEOL 10150 in patients diagnosed with Amyotrophic Lateral Sclerosis, ALS, commonly referred to as “Lou Gehrig’s disease.” AEOL 10150 is a small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ antioxidant enzyme-mimetic drugs are believed to have a broad range of potential therapeutic uses. In particular, Aeolus’ catalytic antioxidants have been shown to significantly reduce tissue damage in animal models of ALS, stroke, chronic obstructive pulmonary disease, and mucositis caused by radiation therapy.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research, and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.